Exhibit 10.1

SECOND AMENDMENT OF EMPLOYMENT AGREEMENT

This Second Amendment of Employment Agreement ("Second Amendment") is made and effective as of this 18th day of December 2024, by and between ROYAL BUSINESS BANK ("Bank"), RBB BANCORP (the “Company”) and MR. JOHNNY LEE ("Executive").  This Second Amendment is made with specific reference to the following facts:

RECITALS

Company, Bank and Executive entered into that certain Employment Agreement dated July 20, 2023 ("Agreement”), pursuant to which Executive was retained.  Company, Bank and Executive entered into a First Amendment dated November 20, 2024 in order to change the address in the first paragraph of the Agreement, add annual target bonus to the first paragraph of Paragraph F.4(a), and delete Paragraph J.2. Company, Bank and Executive desire to enter into this Second Amendment in order to amend Paragraph B.1, Paragraph C.1, Paragraph F.1, Paragraph F.2, and Paragraph F.4.

NOW, THEREFORE, for and in consideration of the foregoing recitals and the Terms and Conditions contained in this Second Amendment, the parties agree as follows:

1.	Paragraph B.1. of the Agreement is hereby amended to read in full as follows:

“Effective January 1, 2025, Executive’s duties under this Employment Agreement include all ordinary and reasonable duties customarily performed by the full‑time president and Chief Executive Officer of a bank, subject to the powers by law vested in the Boards of Directors of the Bank, the Bancorp and in the Bancorp’s and the Bank’s shareholders.  Upon the expiration of the term of the current Chief Executive Officer of the Bancorp in 2025, Executive shall become President and Chief Executive Officer of the Bancorp.  As such, Executive shall oversee the overall operation and development of the Bank and the Bancorp.  Executive shall render his services to the Bank and the Bancorp, shall exercise such corporate responsibilities as Executive may be directed by the Boards of Directors of the Bank and the Bancorp, and Executive shall perform his duties faithfully, diligently and to the best of his ability, consistent with the highest and best standards of the banking industry and in compliance with applicable laws and the Bank’s Articles of Incorporation and Bylaws, and the Bancorp’s Articles of Incorporation and Bylaws.  Executive will also serve as a member of the Bank’s and the Bancorp’s Board of Directors, subject to all necessary regulatory approvals.”

2.	Paragraph C.1 of the Agreement is hereby amended to read in full as follows:

1.       Salary.  In consideration of the performance by Executive of all of his obligations under this Agreement, effective January 1, 2025, the Bank agrees to pay Executive during the Term hereof a base salary of $600,000 per year from the date of commencement of his Agreement for each year of the Term.  The Board of Directors may elect to adjust upward the base annual salary and other compensation of Executive from time to time, at its sole discretion.  The Executive's salary shall be reviewed at least annually by the Board of Directors which may, but shall not be required to, increase the salary during the Employment Term.  Executive acknowledges that wages are paid by the Bank semi-monthly in accordance with the Bank’s normal payroll procedures, on the 15th and last day of the month.  Executive acknowledges that he is not eligible for overtime compensation.

3.	Paragraph F.1 of the Agreement is hereby amended to read in full as follows:

“1.       Without Cause.  In the sole and absolute discretion of the Board of Directors for any cause whatsoever; provided, however, that if such termination occurs during the Term and is for any cause other than any more particularly described in Sections F.2. or F.3. hereof, Executive shall receive severance payment in an amount equal to twelve (12) months of his then current annual salary, payable in installments on the normal payroll dates of the Bank, in full and complete satisfaction of any and all rights which Executive may enjoy hereunder other than the right, if any, to exercise any of the Awards vested prior to such termination.  In order to qualify for the severance benefit, Executive must execute a general release in favor of the Bank and its officers, directors, employees, shareholders, attorneys, agents and all other related parties.”

4.	The first paragraph of Paragraph F.2 of the Agreement is hereby amended to read in full as follows:

“2.       Disability or Death.  Upon Executive’s physical or mental disability to continue his duties hereunder as the President and Chief Executive Officer of the Bank, and effective in 2025, President and Chief Executive Officer of the Bancorp; provided, however, that if such termination occurs as a result of such disability, Executive shall receive severance payment in an amount equal to three (3) months of the annual base salary in effect hereunder at the date of such termination in full and complete satisfaction of any and all rights which Executive might enjoy hereunder other than the right, if any, to exercise any of the Awards vested prior to such termination, less any payments received from any Bank provided benefit, including worker’s compensation, FICA or disability insurance.  For purposes of this Agreement, physical or mental disability shall be defined as Executive being unable to fully perform under this Agreement for a continuous period of 90 days, and reasonably accommodate for that disability as required by the Americans with Disability Act of 1990.”

5.	The first two paragraphs of Paragraph F.4(a) are hereby amended to read in full as follows:

“4.  Change of Control

Except for termination for Cause (pursuant to Section F.3 hereof), disability or death (pursuant to Section F.2 hereof), after the occurrence of a Change in Control (as defined below) and in no other event, if Executive’s employment with the Bank is materially adversely altered or Executive is not retained by the Bank or the surviving bank or company, Executive shall be entitled to receive severance payment in the amount equal to eighteen (18) months of Executive’s then current annual salary, 100% of Executive’s annual target bonus in the year of any termination, and continuation of Executive’s medical and dental insurance coverage for eighteen (18) months or until Executive has found employment, whichever occurs earlier.  Such payment shall terminate this Agreement and Executive’s employment with the Company and the Bank in all respects.

A material adverse alteration in employee status would mean (i) a material breach by the Bank of its obligations under this Agreement, (ii) a change in Executive’s status or position or responsibilities as President and Chief Executive Officer of the Bank, or in 2025 as President and Chief Executive Officer of the Bancorp, which represents a demotion from his status, title, position and responsibilities, or the assignment to him of any significant duties which are inconsistent with such status, title or position, or (iii) a reduction by the Bank in his base annual salary, or (iv) requiring him to be based anywhere other than the greater Los Angeles area.”

6.          Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

7.         This Second Amendment may be entered into in one or more counterparts, all of which shall be considered one in the same instrument, and it shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.          This Second Amendment shall be governed by and construed in accordance with the laws of the State of California.

9.          The execution and delivery of this Second Amendment by the Executive, the Company and the Bank executing the Second Amendment have been duly authorized by the Company and the Bank, and this second Amendment constitutes a legal, valid and binding agreement of the Executive, Company and the Bank in accordance with its respective terms.

10.         Remaining Terms and Conditions. All remaining Terms and Conditions of the Agreement, as amended, shall remain in full force and effect between the Company, the Bank and Executive and are incorporated herein as if restated in full.

IN WITNESS WHEREOF, the parties hereto have executed the foregoing Second Amendment effective as of the date first written above.

ROYAL BUSINESS BANK		“EXECUTIVE”

By: /s/ Christina Kao		/s/ Johnny Lee
Name:	Christina Kao	Johnny Lee
Title:	Chair of the Board

By:	/s/ Geraldine Pannu
Name:	Geraldine Pannu
Title:	Secretary

RBB BANCORP

By:	/s/ Christina Kao
Name:	Christina Kao
Title:	Chair of the Board

By:	/s/ Geraldine Pannu
Name:	Geraldine Pannu
Title:	Secretary

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